EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc.  Announces Departure Of Chief Financial Officer

FREMONT, Calif., Oct 4, 2013 - AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that Raymond A. Low, vice president and chief financial officer, will be resigning his position with AXT to pursue another executive opportunity, effective Oct. 14, 2013.   For a transition period, Mr. Low has agreed to continue to support the company as a consultant while the company completes a search to fill the CFO position.

“Raymond has been a valuable contributor to AXT and a valued member of our management team,” said Morris Young, chief executive officer. “I appreciate his leadership, dedication and expertise over the past 9 years and the Board and I wish him the best of luck with his next executive role.”

“I have enjoyed the opportunity to work with Morris and the rest of the team at AXT,” said Low. “I believe that AXT’s solid financial foundation positions the company well for continued improvement and I will work closely with the company to facilitate an orderly transition.”

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

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